Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573





                              Prospectus Supplement
                             Dated January 21, 2000

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Warburg Dillon Read LLC is increased from $570,000 to $820,000.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Donaldson, Lufkin & Jenrette Securities Corp. is increased from $1,000,000 to $4,000,000.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by The Travelers Indemnity Company is reduced from $3,360,000 to $0.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by The Travelers Insurance Company is reduced from $2,146,000 to $0.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by The Travelers Insurance Company Separate Account TLAC is reduced from $252,000 to $0.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by The Travelers Series Managed Assets Trust is reduced from $121,000 to $0.

          The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by The Travelers Series Trust Convertible Bond Portfolio is reduced from $121,000 to $0.